Filed pursuant to Rule 424(b)(3)

Registration No. 333-183197

GLOBAL MACRO TRUST

SUPPLEMENT DATED NOVEMBER 20, 2014 TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED MAY 1, 2014

The purpose of this Supplement is to update the disclosures with respect to certain principals and senior officers of the Managing Owner set forth on pages 38 and 39 as well as selling agent compensation set forth on pages 81 through 87 of the prospectus and disclosure document dated May 1, 2014 (“Prospectus”) of Global Macro Trust (the “Trust”).

The following updates the biographies of certain principals and senior officers of the Managing Owner set forth on pages 38 and 39 of the Prospectus:

On May 29, 2014, Dennis B. Newton passed away.

Michael Carter became listed as Principal of The Millburn Corporation effective July 1, 2014.

The following information relates solely to compensation paid by Millburn Ridgefield Corporation, the Managing Owner of the Trust, to certain selling agents assisting with the placement of the Trust’s Series 2 Units and Series 3 Units. Selling agent compensation paid in connection with the Trust’s Series 3 Units is borne entirely by Millburn Ridgefield Corporation, not by purchasers of Series 3 Units.

The following updates the Selling Agent Compensation Table on pages 81 and 82 of the Prospectus:

Nature of Payment	Recipient	Amount of Payment
Installment Selling Commissions — Series 3 Units	Selling Agents	Certain Selling Agents may receive from the Managing Owner installment selling commissions of up to 2.7143% of the gross offering proceeds of the Series 3 Units in amounts not to exceed 0.0167 of 1% (a 0.20% annual rate) of the month-end Net Asset Value of the Series 3 Units sold by a Selling Agent selling Series 3 Units.

The following updates the Items of Compensation table on pages 83 through 87 of the Prospectus:

Series 2 Investors Whose Wholesalers Receive No Installment Selling Commissions
Investment Amount	Selling Commissions to Selling Agents	Installment Selling Commissions to Selling Agents	Selling Commissions to Wholesalers	Installment Selling Commissions to Wholesalers	Expense Reimbursement	Custodial Fees	TOTAL
All	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	Up to 0.50% of the gross offering proceeds of the Units sold.	0.0208% of the month-end Net Asset Value of the Units sold and outstanding, subject to a limit of 9.5% of the gross offering proceeds of the Units sold.	Up to 10% of the gross offering proceeds of the Units sold.

Series 3 Investors Whose Selling Agents and Wholesalers Receive Installment Selling Commissions
Investment Amount	Selling Commissions to Selling Agents	Installment Selling Commissions to Selling Agents	Selling Commissions to Wholesalers	Installment Selling Commissions to Wholesalers	Expense Reimbursement	Custodial Fees	TOTAL
All	This item of compensation not paid by these Units.	0.0167% of the month-end Net Asset Value of the Units sold and outstanding, subject to a limit of 2.7143% of the gross offering proceeds of the Units sold.	This item of compensation not paid by these Units.	0.0417% of the month-end Net Asset Value of the Units sold and outstanding, subject to a limit of 6.7857% of the gross offering proceeds of the Units sold.	Up to 0.50% of the gross offering proceeds of the Units sold.	This item of compensation not paid by these Units.	Up to 10% of the gross offering proceeds of the Units sold.

Series 3 Investors Whose Selling Agents Receive Installment Selling Commissions and Whose Wholesalers Receive No Installment Selling Commissions
Investment Amount	Selling Commissions to Selling Agents	Installment Selling Commissions to Selling Agents	Selling Commissions to Wholesalers	Installment Selling Commissions to Wholesalers	Expense Reimbursement	Custodial Fees	TOTAL
All	This item of compensation not paid by these Units.	0.0167% of the month-end Net Asset Value of the Units sold and outstanding, subject to a limit of 9.5% of the gross offering proceeds of the Units sold.	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	Up to 0.50% of the gross offering proceeds of the Units sold.	This item of compensation not paid by these Units.	Up to 10% of the gross offering proceeds of the Units sold.

Series 3 Investors Whose Selling Agents and Wholesalers Receive No Installment Selling Commissions
Investment Amount	Selling Commissions to Selling Agents	Installment Selling Commissions to Selling Agents	Selling Commissions to Wholesalers	Installment Selling Commissions to Wholesalers	Expense Reimbursement	Custodial Fees	TOTAL
All	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	This item of compensation not paid by these Units.	Up to 0.50% of the gross offering proceeds of the Units sold.	This item of compensation not paid by these Units.	Up to 0.5% of the gross offering proceeds of the Units sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

This Supplement should be read in conjunction with the Prospectus.

MILLBURN RIDGEFIELD CORPORATION
411 West Putnam Avenue
Greenwich, Connecticut 06830
(203) 625-7554
MANAGING OWNER